Exhibit 23.3

CONSENT OF DANIELSON CAPITAL, LLC

The Board of Directors

Sandy Spring Bancorp, Inc.

We hereby consent to the use of our firm’s name in the Form S-4 Registration Statement of Sandy Spring Bancorp, Inc. (“Bancorp”) relating to the registration of shares of Bancorp common stock to be issued pursuant to the Agreement and Plan of Merger dated as of October 10, 2006 by and among Bancorp, Sandy Spring Bank and Potomac Bank of Virginia. We also consent to the inclusion of our opinion letter dated October 10, 2006 as an Appendix to the proxy statement/prospectus included as part of the Registration Statement, and to the disclosures relating to our opinion included in such proxy statement/prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

DANIELSON CAPITAL, LLC
By:	/s/ Arnold G. Danielson

Chairman

November 20, 2006